EMPLOYMENT AGREEMENT

      AGREEMENT, effective as of November 15, 1999 (the "Agreement"), between INFINITE GROUP, INC., a Delaware corporation, having its principal office at 2364 Post Road, Warwick, Rhode Island 02886, (the "Company"), and Thomas M. O'Connor, residing at 31 Bentrup Court, Lenox, Massachusetts 01240 (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Company desires to employ the Executive as the President of the Company's Plastics Group, to devote full time to the business of the Company, and the Executive desires to be so employed hereunder effective as of the date thereof.

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT

      1.1 The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve, as the President of The Plastics Group upon the terms and conditions herein contained. The Executive shall report regularly and administratively to the Chief Executive Officer of the Company and to the Board of Directors in the exercise of their fiduciary duties and responsibilities. The Executive shall have the executive power and authority to carry out the business plans and policies of the Company and its Subsidiaries, and to make decisions in connection therewith.

      1.2 The term of employment under this Agreement shall commence as of the date hereof (the "Effective Date"), and, subject to the terms thereof, shall terminate on the earlier of: (i) December 15, 2001 (the "Termination Date"), or the (ii) termination of the Executive's employment pursuant to this Agreement (such term of employment referred to hereinafter as the "Employment Term"); provided, however, that on the Termination Date and on the date one year thereafter, the Termination Date shall be extended for up to two consecutive periods of one year each unless either party shall have given written notice to the other party not less than six months prior to any such date that the Termination Date shall not be so extended.

      1.3 Throughout the Employment Term, the Executive shall devote his best efforts and substantially all his business time and services to the business and affairs of the Company and its Subsidiaries.

      1.4 This Agreement shall not be interpreted to prohibit the Executive from making passive personal investments or conducting private business affairs if those activities do not materially affect the services required under this Agreement.

2. SALARY

      2.1 From the Effective Date, the Executive shall be entitled to receive a base salary at a rate of not less than $125,000 for each year, payable in arrears in equal installments not less frequently than monthly in accordance with the Company's payroll practices, with such increases as are hereinafter provided. Once increased, such higher amount shall constitute the Executive's annual salary.

      2.2 The Company may increase the Executive's annual base salary on each January 1 after the Effective Date, which occurs during the Employment Term for the 12 month period ending on each December 31.

      2.3 In addition to any increase under Section 2.2, the Company at any time may increase the Executive's base salary.

      2.4 The Company shall pay the Executive a bonus of $25,000 on or before January 31, 2001 on account of services performed during the calendar year 2000, if the Company's operations (Plastics Group) reach $12,000,000 in revenues, and are profitable.

3. BONUSES

      3.1 The Executive shall participate in all executive bonus plans now existing and established from time to time by the Company including the Company's Executive Incentive Performance Plan. The Company may grant bonuses to the Executive in such amounts and at such times, as the Board of Directors shall determine.

4. EMPLOYEE BENEFITS

      4.1 The Executive shall be included to the extent eligible thereunder under any and all existing and future plans, programs or arrangements providing benefits for the executives.

      4.2 The Executive shall be included in all incentive, profit-sharing, bonus, stock option or other similar or comparable plans applicable to executives of the Company, in accordance with the terms thereof.

      4.3 The Executive shall be provided with an automobile and shall be entitled to all other perquisites or privileges of office which have been and are made available to other senior executives of the Company and / or Subsidiaries.

      4.4 The Executive shall be provided, at the expense of the Company, a level of disability and life insurance, the terms, conditions and amounts of which are applicable to the executives of the Company and/ or Subsidiary.

      4.5 The Executive shall be entitled to no less than two (2) weeks paid vacation in each year. During the term of the contract, the Company may grant additional vacation time to the Executive.

5. EXPENSES

      5.1 The Executive is authorized to incur reasonable expenses necessary to carry out his duties under this Agreement. The Company will reimburse the Executive for all such expenses upon presentation by the Executive from time to time of an itemized account of such expenditures in accordance with Company practices consistently applied.

6. TERMINATION

      6.1 In the event that the Executive's employment is terminated by the Company (other than as provided in Section 7, or for Cause, as defined below) or the Executive terminates his employment for Good Reason (as defined below) prior to the Termination Date, as then in effect, the Executive shall be entitled to receive (other than as provided in Section 10) up to one year's salary in effect at the time of termination.

      6.2 In addition, the Company shall provide the Executive with a continuation of the employee benefits or substantially equivalent coverage ( or the full value thereof in cash), for the period from the end of the Employment Term until the Termination Date (as then in effect); provided, however, that in the event that the Executive obtains other substantially comparable employment during such period, the Executive is entitled under this Section 6.2 shall be reduced (but not below zero) by any such benefits provided by the Executive's new employer.

7. DEATH OR PERMANENT DISABILITY

      7.1 In the event the Executive shall fail during the Employment Term, because of illness, physical or mental disability or other incapacity, for a period of six consecutive months to render the services provided for by this Agreement ("Permanent Disability"), then the Company may terminate the Employment Term, by notice to the Executive effective not less than 30 days after giving such notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this Section 7.1; provided, however, that the Company shall, after such termination due to Permanent Disability, continue to pay the Executive's annual base salary ( as set forth in Section 2 of this Agreement) and provide for the continuation of the employee benefits and the benefit provided under Section 4.4 of this agreement. The Executive will use his reasonable best efforts to cooperate with any physician engaged by the Company to determine whether or not Permanent Disability exists. Any payments provided for in this Section 7.1 shall be offset (but not below zero) by any salary continuation payments received by the Executive under any plan, program or arrangements described in Section 4.1 of this Agreement.

      7.2 In the event of the death of the Executive during the Employment Term, the Employment Term shall terminate on the date of the Executive's death, and the Company shall pay an amount, or provide Life Insurance, equal to the Executive's base salary for the period of twelve (12) months, to his estate or other beneficiary designated by him. Thereafter, the Company shall have no further obligation to compensate the Executive, under this agreement.

8. TERMINATION FOR GOOD REASON

      8.1 The Executive may terminate his employment hereunder for Good Reason at any time during the Employment Term. For purposes of this Agreement, "Good Reason" shall mean any of the following (except that upon written notice to the Companies Chief executive Officer, the Company shall have 30 days to cure ).

            (i) The assignment to the Executive by the Company of duties inconsistent with the Executive's position, duties, responsibilities, titles or offices, except in connection with the termination of the Executive's employment for Cause, Permanent Disability as set forth herein in Section 7, or as a result of the Executive's death or by the Executive other than for Good Reason;

            (ii) A failure by the Company to continue in effect any applicable employee benefit or compensation plan (including any pension, profit sharing, bonus, life insurance, health, accidental death or dismemberment or disability plan) in which the Executive is participating at the Effective Date hereof (or in the case of plans adopted after the date hereof and providing a type of benefit not provided by the Company at the Effective Date hereof, at the respective dates of adoption of such plans) without providing for or establishing plans or arrangements providing the Executive with substantially similar benefits or the taking of any action by the Company which would adversely affect the Executive's participation in or reduce the Executive's benefits under any of such plans;

            (iii) The taking of any action by the Company which would deprive the Executive of any material fringe benefit enjoyed by the Executive at the Effective Date hereof ( or in the case of a fringe benefit not provided by the Company on the Effective Date hereof, at the respective dates of adoption of such plans first providing such fringe benefits) or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled hereunder or, if greater, in accordance with the Company's practices at the Effective Date hereof;

            (iv) Any material breach by the Company of any provision of this Agreement;

            (v) Any purported termination of the Executive's employment which is not effected pursuant to a notice of termination satisfying the requirements of
Section 7 or 9 of this Agreement, no such purported termination shall be effective.

      9. DISCHARGE FOR CAUSE

      The Company shall have the right to terminate the employment of the Executive for Cause. In the event that prior to the Termination Date the Executive's employment is (a) terminated by the Company for Cause, as hereinafter defined, or (b) by the Executive other than for Good Reason or (c) other than as a result of Permanent Disability or death, the Executive shall be entitled to receive all salary, bonuses, and benefits to which the Executive is entitled or which have accrued up to and including the effective date of the Executive's termination of employment hereunder. All bonuses and similar amounts shall accrue through the date of termination. If the Company follows the procedures specified in this Section 9, in the case of the termination of the Executive's employment for Cause, the Company's obligation under this Agreement to make any further payments, or provide any benefits specified herein, to the Executive shall thereupon cease and terminate. As used herein, the term "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical and mental illness or any such or anticipated failure resulting from his termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company which specifically identified the manner in which the Company believes that the Executive has not substantially performed his duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or Subsidiary monetarily or otherwise, or (iii) the Executive's willful and continued personal dishonesty, breach of fiduciary duty involving personal profit, or conviction of a felony (other than minor traffic violations). Termination of the Executive's employment pursuant to this Section 9 shall be communicated by a Notice of Termination. For purposes of this Agreement a "Notice of Termination" shall mean delivery to the Executive of a written notice constituting Cause for Termination in accordance with this
Section 9 has occurred

      10. OBLIGATION TO MITIGATE DAMAGES

      9.1 The Executive shall be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment.

      11. NONCOMPETITION

      During the Employment Term, the Executive shall not, directly or indirectly become under contract to or associated with, employed by, render services to or own an interest (other than as a shareholder owning not more than a 5% interest) in any business that is then in competition with the Company or Subsidiary, unless so directed or permitted by the Chief Executive Officer in writing.

      12. INDEMNIFICATION: DIRECTORS & OFFICERS INSURANCE

      12.1 The Company agrees to indemnify the Executive to the fullest extent permitted under the applicable laws of Delaware and Rhode Island, respectively. Such indemnification shall be in no way exclusive of any other right of indemnification to which the Executive may be entitled.

      13. CONFIDENTIALITY

      13.1 The Executive shall not intentionally disclose or reveal to any unauthorized person, during the period of the Employment Term any trade secret or other confidential information relating to the Company or Subsidiary that has not been previously disclosed or revealed.

      14. NOTICES

      14.1 All notices or communications hereunder shall be in writing, addressed to each party at its or his address set forth above. Any such notice or communications shall be sent certified or registered mail, return receipt requested, postage prepaid, or by prepaid nationally-recognized courier service addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

      15. SEPARABILITY

      15.1 If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

      16. ASSIGNMENT

      16.1 This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company.

      17. ENTIRE AGREEMENT

      17.1 This Agreement represents the entire agreement of the parties and shall supercede any and all previous contracts, arrangements or understandings between the Company and the Executive; provided however, that the benefits provided for in this Agreement are in addition to and shall in no way reduce or diminish any right to which he is otherwise entitled that is already accrued for or granted to the Executive pursuant to a plan, program or arrangement of the Company. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

      18. GOVERNING LAW

      18.1 This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Rhode Island.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

      By: Infinite Group, Inc.   /s/ Clifford G. Brockmyre II
                                     Its President and Chief Executive Officer
      by:  /s/  Thomas M. O'Connor
           Executive
      Witness: /s/ Valarie G. O'Connor